EXHIBIT 4.4

                               KAHIKI FOODS, INC.

                          COMMON SHARE PURCHASE OPTION


     Bob Binsky ("Optionee") is hereby granted this 24th day of January, 2004, an Option to purchase 80,000 Common Shares ("Shares") of Kahiki Foods, Inc. (the "Company"), subject to the terms and conditions hereof.

     Section 1. Stock Purchase Price. The Option Price for purchase of such Shares shall be One Dollar and Eighty Cents ($1.80) per share.

     Section 2. Exercise of Option.

     2.1. Time of Exercise. The Option must be exercised within two (2) years from the date set forth above.

         2.2. Method of Exercise of Option. The Optionee may exercise this Option in whole or in part (but not as to a fractional share), by the surrender of this Option, properly endorsed if required, at the office of the Company, or such other address as the Company may designate by written notice to the Optionee addressed to the Optionee at the Optionee's address appearing on the records of the Company, accompanied by payment of the purchase price for such shares by certified check or bank draft. Provided, however, that this Option may not be exercised, to any extent by the Optionee after the expiration of the Option.

         2.3. Adjustment of Option Price. In the event any dividend upon the Common Shares of the Company payable in Common Shares is declared by the Company, or in case of any subdivision or combination of the outstanding Common Shares of the Company, the number of shares shall be increased or decreased proportionately so there shall be no change in the aggregate purchase price payable upon the exercise of this Option. In the event of any other recapitalization or any reorganization, merger, consolidation, or any other change in the corporate structure or stock of the Company, the Board of Directors of the Company shall make such adjustment, if any, as it may deem appropriate, as to the number, kind and price of shares issuable pursuant to this Option.

         Upon the adjustment of the Option purchase price, or the number of shares issuable pursuant to the Option, then, and in such cases, the Company shall give written notice thereof by certified or registered mail, postage prepaid, addressed to the Optionee at the address shown on the books of the Company, which notice shall state the Option purchase price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable upon the exercise of this Option and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

         Section 3. Restrictions on Transferability of Shares Issuable Upon Exercise of this Option.

         3.1. Restricted Securities. This Option shall not be exercisable except for a security which at the time of exercise (i) is exempt from registration under the Securities Act of 1933, as amended, (ii) is exempt from registration under applicable blue sky laws, and (iii) is exempt, is the subject matter of an exempt transaction, or is registered under the Securities Act of 1933, as amended. To this end, the Optionee may be required by the Company to give a representation in writing that he is acquiring such shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. If the Optionee is unwilling to give a representation in writing that he is acquiring such shares for his own account for investment as set forth herein, such Option shall immediately terminate and the Optionee shall have no right to purchase any shares under such Option.

         3.2. Share Restrictions. In addition to the restrictions relating to unregistered securities set forth in this agreement, all shares issuable upon exercise of this Option shall be subject to all other restrictions which may be in effect, from time to time, as to the shares issued and outstanding of the Company.

         3.3. Legend. All share certificates issued pursuant to exercise of this Option shall bear the following legend:

                  The securities represented by this Certificate have not been registered under the Securities Act of 1993. These securities may not be offered, sold, transferred, pledged or hypothecated in the absence of registration under the Securities Act of 1933 or the




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                  availability of an exemption therefrom. Furthermore, no offer, sale, pledge or hypothecation of the securities represented by this Certificate is to take place without the prior written consent of counsel of the issuer being affixed to this Certificate. The Company's share transfer agent has been ordered to effectuate transfers of this Certificate only in accordance with the above instructions.

         Section 4. Restriction of Issuing Shares. The exercise of the Option hereunder shall be subject to the condition that if at any time the Company shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any shares otherwise deliverable upon the Option exercise upon any securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition, or in connection with, such exercise or the delivery or purchase of shares pursuant thereto, then in any such event, such exercise shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

         Section 5. Investment Intent. Optionee may be required upon exercise of this Option to give a representation in writing that he is acquiring purchased shares for his own account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof.

         Section 6. Claim to Stock Ownership. Optionee shall not be nor have any rights or privileges of a shareholder of the Company in respect to the shares transferable upon exercise of the Option granted hereunder, unless and until certificates representing such shares shall have been endorsed, transferred and delivered and Optionee has caused his name to be entered as the shareholder of record on the books for the Company.

         Section 7. No Obligation to Exercise an Option. There shall be no obligation upon the Optionee to exercise the Option.

         Section 8. Governing Law. The granting and exercise of the Option hereunder, as well as the obligation of the Company to sell and deliver shares under the Option, shall be construed under and governed by the laws of the State of Ohio, and subject to all applicable laws, rules, and regulations and to such approval by any governmental agencies and national securities exchanges as may be required.

         I hereby certify that this Option is granted to the above named
Optionee.


                            KAHIKI FOODS, INC.


                            By:____________________________
                               Michael C. Tsao, President